EXHIBIT 99.1

Zynex, Inc. Provides Financial Update

LONE TREE, CO – April 16, 2015 – Zynex, Inc. (ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management and stroke rehabilitation, and transdermal pain creams, provides update on its turnaround of operations and financial estimate for the first and second quarters of 2015.

The company estimates first quarter revenues will be slightly higher than the $3,167,000 reported in the first quarter of 2014 and will report significant improvement in the loss from operations for the first quarter of 2015 compared to the $1,286,000 reported in the 2014 period. In addition, based on the trends in the first quarter and early second quarter, management expects that second quarter revenue will be in the range of $4.0 to $4.4 million and Zynex will generate positive income from operations for the quarter. Revenue in the second quarter of 2014 was $1,349,000 and the loss from operations was $5,424,000. The company intends to release its first quarter earnings on or before May 15, 2015.

President and CEO Commentary:

Thomas Sandgaard, CEO commented: "I am excited to see orders and revenue growing again not only sequentially, but also year-over year. We see growth in both our electrotherapy business and compound pharmacy and we find that insurance reimbursement rates are still strong and stable in both areas. We also expect to receive a response from the FDA regarding our request for the De Novo route as well as collecting additional clinical data during the second quarter for our Blood Volume Monitor."

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex operates a non-sterile compound pharmacy providing topical and transdermal pain creams. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers. For additional information, please visit: http://www.zynex.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital or augment our liquidity in order to continue our business, the success of our compound pharmacy and international expansion efforts, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2014.Contact:

Brian Alleman

Zynex, Inc.

(303) 703-4906